CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER DILUTED EPS OF $1.46

Adjusted EPS of $1.38 excludes net gain on BlackRock incentive shares and integration costs

Mercantile acquisition drives total assets to a record $123 billion

PITTSBURGH, April 18, 2007 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $459 million, or $1.46 per diluted share, for the first quarter of 2007 compared with net income of $354 million, or $1.19 per diluted share, in the first quarter of 2006 and net income of $376 million, or $1.27 per diluted share, in the fourth quarter of 2006.

“PNC delivered an outstanding quarter to start 2007,” said PNC Chairman and Chief Executive Officer James E. Rohr. “We grew net interest income and total revenue, and we created positive operating leverage compared with both the first and fourth quarters of 2006. Our asset quality is exceptional, and the integration of Mercantile Bankshares is well under way.”

PNC earned adjusted net income of $434 million, or $1.38 per diluted share, for the quarter. Adjusted net income for the first quarter of 2007 excludes a $33 million net after-tax gain on shares related to the BlackRock Long Term Incentive Plan (LTIP) and $8 million of after-tax integration costs. Adjusted net income was $357 million, or $1.20 per diluted share, for the first quarter of 2006 and $391 million, or $1.32 per diluted share, for the fourth quarter of 2006.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 2

The significant impact of the change in accounting methodology for BlackRock, which did not impact net income, makes some of the comparisons between the first quarter of 2006 and the first quarter of 2007 on a reported basis not helpful in understanding trends at PNC. As a result, we show these comparisons solely on an adjusted basis. References to adjusted amounts in this news release include, as appropriate, adjustments for the following types of items: BlackRock LTIP obligation, integration costs, BlackRock deconsolidation, and PFPC distribution/out-of-pocket revenue and expense. Details of all adjustments, including reconciliations to reported results, are included in the Consolidated Financial Highlights section of this release.

HIGHLIGHTS

•	PNC closed on the acquisition of Mercantile Bankshares Corporation on March 2, 2007, increasing total assets to a record $123 billion.

•	PNC created positive operating leverage compared with the first quarter of 2006 as adjusted revenue growth of 15 percent exceeded adjusted noninterest expense growth of 11 percent.

•

Growth from fee-based businesses continues to differentiate PNC. First quarter 2007 adjusted noninterest income increased 17 percent compared with the first quarter of 2006. Adjusted noninterest income accounts for 60 percent of PNC’s adjusted total revenue.

•

First quarter 2007 taxable equivalent net interest income grew 12 percent compared with the first quarter of 2006 and 10 percent compared with the fourth quarter of 2006. Net interest margin improved in the linked quarter comparison, driven by growth in our low-cost deposit franchise, lower average trading assets and the Mercantile acquisition.

•	Average loans increased 10 percent compared with both the first quarter and fourth quarters of 2006, largely due to the partial first quarter 2007 impact of Mercantile.

•

Average deposits for the first quarter of 2007 increased 14 percent compared with the first quarter of 2006 due to growth in interest- and noninterest-bearing deposits and to the partial quarter impact of Mercantile. Average deposits increased 7 percent compared with the fourth quarter of 2006, largely due to the partial quarter impact of Mercantile.

•	Asset quality remained very strong. Nonperforming assets to total assets were .17 percent at March 31, 2007 compared with .22 percent at March 31, 2006.

Return on average common shareholders’ equity for the first quarter of 2007 was 15.59 percent, or 14.74 percent as adjusted. Return on average common shareholders’ equity for the first quarter of 2006 was 16.67 percent, or 16.81 percent as adjusted. For the fourth quarter of 2006, return on average common shareholders’ equity was 13.82 percent, or 14.36 percent as adjusted.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 3

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $201 million for the quarter, compared with $190 million for the year-ago quarter and $184 million for the fourth quarter of 2006. The 6 percent increase over the first quarter of 2006 was driven by the Mercantile acquisition, strong market-related fees, and continued customer and balance sheet growth, partially offset by an increase in the provision for credit losses. The 9 percent increase over the prior quarter was driven by the Mercantile acquisition, increased market-related fees, continued customer and balance sheet growth, and a decline in the provision for credit losses.

Retail Banking highlights:

•

Average loan balances increased $3.7 billion, or 15 percent, over the year-ago quarter and prior quarter. The increases were primarily driven by $3.6 billion of loans related to the Mercantile acquisition and ongoing success in small business lending. Excluding the impact of Mercantile, average small business loans grew 12 percent over the prior year quarter and 2 percent over the linked quarter.

•	Average deposit balances increased 11 percent over the prior year quarter and 8 percent over the prior quarter, both largely the result of the Mercantile acquisition.

•

Assets under management were $76 billion at March 31, 2007, an increase of $26 billion, or 52 percent, compared with March 31, 2006 and an increase of $22 billion, or 41 percent, compared with December 31, 2006. The growth from year end is a result of the Mercantile acquisition. Growth from March 31, 2006 is a result of the Mercantile acquisition and $4 billion of PNC’s portfolio growth.

•

Noninterest income for the first quarter of 2007 increased $42 million, or 12 percent, compared with the prior year first quarter and $7 million, or 2 percent, compared with the fourth quarter of 2006. The growth in fee income from the prior year first quarter was driven by the Mercantile acquisition, higher gains on asset sales, increased revenues from our brokerage and asset management businesses given the favorable equity markets, and new business initiatives. Excluding the impact of Mercantile, which added $18 million in noninterest income, noninterest income is down $11 million from the fourth quarter of 2006 primarily as a result of seasonality in consumer fees and lower gains on asset sales. Excluding Mercantile, noninterest income is up $24 million from the prior year.

•

Noninterest expense for the first quarter of 2007 increased $56 million, or 13 percent, compared with the prior year first quarter and $25 million, or 5 percent, compared with the fourth quarter of 2006. The growth in expenses for both comparisons was primarily a result of the Mercantile acquisition, which added $35 million in expenses. Excluding the impact of Mercantile, expenses were down $10 million from the fourth quarter of 2006 but up $21 million from the prior year as a result of expenses directly associated with fee income related businesses and a number of growth initiatives (new branches, credit card, private client group) in the business.

•

The Mercantile acquisition contributed 235 branches and 256 ATMs. PNC now has 1,077 branches, and the ATM network exceeds 3,800 machines. Outside of Mercantile, PNC opened six new branches and consolidated 16 branches in the first quarter as it continued to focus on branch optimization.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 4

•	Asset quality continues to be strong, with provision decreasing 34 percent compared with the linked quarter.

•

Excluding the impact of the Mercantile acquisition, checking relationships grew by a net 8,000 since December 31, 2006. The growth is a result of a new checking product line and sales and marketing efforts. We continued to focus on consolidating low-activity, low-balance accounts and seeking out higher quality relationships.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $132 million in the first quarter, compared with $102 million in the first quarter of 2006 and $126 million in the fourth quarter of 2006. The increase compared with the first quarter of 2006 and the fourth quarter of 2006 was largely the result of a lower provision for credit losses due to improving asset quality. The year-over-year quarterly comparison also benefited from increases in corporate service fees and net interest income, partly offset by an increase in noninterest expense. The linked quarter comparison also benefited from lower noninterest expense, which was more than offset by lower corporate services fees.

Corporate & Institutional Banking highlights:

•

Noninterest income increased 13 percent compared with the prior year quarter and decreased 8 percent compared with the fourth quarter of 2006. The growth compared with the prior year quarter was the result of higher corporate services revenue from mergers and acquisitions advisory fees and treasury management. The decrease compared with the linked quarter was due to lower corporate services revenue, including the normal seasonal decline in affordable housing distribution and lower syndications income.

•

Noninterest expense increased $18 million, or 10 percent, compared with the first quarter of 2006 as a result of continued investment in various growth initiatives. First quarter 2007 expenses decreased $6 million, or 3 percent, compared with the prior quarter.

•

Average loan balances increased $1.6 billion from the prior year first quarter due to higher commercial real estate, corporate and commercial real estate-related loans and higher asset-based lending as well as the Mercantile acquisition. Average loans increased $597 million compared with the fourth quarter of 2006 largely as a result of higher commercial real estate and commercial real estate-related loans due to the Mercantile acquisition. Excluding Mercantile, exposure declined when compared with the linked quarter as PNC continued to manage the credit book for better risk-adjusted return.

•

Average deposit balances for the quarter increased $3.0 billion, or 31 percent, compared with the first quarter of 2006. The increase was largely the result of corporate deposits in money market accounts and increased noninterest-bearing deposits at Midland Loan Services. On a linked quarter basis, average deposits increased $764 million, or 6 percent. The increase compared with the linked quarter was due to corporate deposits in money market accounts.

•	The commercial mortgage servicing portfolio was $206 billion at March 31, 2007, an increase of 47 percent from March 31, 2006.

•

Asset quality continued to be strong with nonperforming assets declining 42 percent compared with the first quarter of 2006 and flat in the linked quarter comparison, excluding the impact of Mercantile. Net charge-offs declined compared with the linked quarter.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 5

PFPC

PFPC earned $31 million for the first quarter of 2007, compared with $27 million in the year-earlier period and $31 million in the linked quarter. The earnings increase from the first quarter of 2006 reflected new business, organic growth and market appreciation, partly offset by client deconversions. Certain tax benefits also contributed to the increase in earnings compared with the first quarter of 2006.

PFPC provided accounting/administration services for $822 billion of net fund assets and provided custody services for $435 billion of fund assets as of March 31, 2007, compared with $750 billion and $383 billion, respectively, on March 31, 2006 and $837 billion and $427 billion, respectively, at December 31, 2006. Total fund assets serviced by PFPC were $2.2 trillion at March 31, 2007, compared with asset servicing levels of $1.9 trillion at March 31, 2006 and $2.2 trillion at December 31, 2006.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes the earnings and gains (losses) related to our equity interest in BlackRock, BlackRock/Merrill Lynch Investment Managers (MLIM) transaction and Mercantile acquisition integration costs, asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead, and intercompany eliminations.

PNC recorded earnings of $95 million in Other, compared with earnings of $35 million in both the first quarter of 2006 and in the fourth quarter of 2006. The increase compared with both quarters was largely a result of the net after-tax gain of $33 million related to BlackRock LTIP activity.

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $629 million for the quarter, an increase of $66 million compared with $563 million for the year-earlier period and an increase of $58 million compared with $571 million for the fourth quarter of 2006. The net interest margin in the first quarter of 2007 was 2.95 percent, compared with 2.95 percent in the year-earlier period and 2.88 percent in the fourth quarter of 2006. The increase in net interest income and net interest margin over the linked quarter was largely the result of the Mercantile acquisition and lower deposit pricing. The Consolidated Financial Highlights section of this news release includes a reconciliation of taxable-equivalent net interest income to net interest income as reported under generally accepted accounting principles (GAAP).

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 6

Noninterest income totaled $1.1 billion for the first quarter of 2007, compared with $1.2 billion for the same quarter in the prior year, and $969 million in the fourth quarter of 2006. Noninterest income for the first quarter was $927 million as adjusted, compared with $794 million as adjusted for the first quarter of 2006 and $927 million as adjusted for the fourth quarter of 2006.

The increase in adjusted noninterest income compared with the first quarter of 2006 adjusted results primarily was due to an increase in asset management and corporate services revenue and an increase in equity management gains. Asset management revenue as adjusted increased 30 percent compared with the first quarter of 2006 due to BlackRock and higher assets under management for Retail Banking’s wealth management customers.

Compared with the adjusted fourth quarter of 2006, the first quarter of 2007 as adjusted had increases in trading and asset management revenue, an increase in equity management gains and the impact of Mercantile, offset by a decline in corporate services revenue and lower gains on asset sales.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the three months ended March 31, 2007 was $1.0 billion, compared with $1.2 billion in the prior year quarter and $969 million for the fourth quarter of 2006. First quarter noninterest expense was $919 million as adjusted, compared with $828 million as adjusted for the first quarter of 2006 and $905 million as adjusted for the fourth quarter of 2006.

The increase in adjusted noninterest expense compared with the first quarter of 2006 was largely a result of increased compensation expenses, investments in growth initiatives and the acquisition of Mercantile. Adjusted noninterest expense increased in the linked quarter comparison due to the Mercantile acquisition, which was substantially offset by disciplined expense management.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 7

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $122.6 billion at March 31, 2007, compared with $93.3 billion at March 31, 2006, and $101.8 billion at December 31, 2006. The increase compared with March 31, 2006 was due to the addition of $21.8 billion of assets related to Mercantile, growth in equity investments primarily due to the impact of the BlackRock/MLIM transaction, and growth in securities. The increase compared with the fourth quarter of 2006 largely reflected the addition of Mercantile.

Average loans of $54.1 billion for the quarter increased $5.0 billion compared with $49.1 billion in the year-earlier period and increased $5.1 billion compared with $49.0 billion for the fourth quarter of 2006. The increase in average loans compared with both quarters of 2006 was primarily a result of the partial quarter effect of the Mercantile acquisition and, in comparison with the first quarter of 2006, increased commercial loans.

Average securities for the first quarter of 2007 were $23.4 billion, an increase of $2.5 billion, or 12 percent, compared with the first quarter of 2006, and an increase of $2.2 billion, or 10 percent, compared with the fourth quarter of 2006. The increase in securities compared with the prior year periods was primarily the result of the Mercantile transaction.

Average deposits of $69.7 billion increased $8.7 billion, or 14 percent, compared with $61.0 billion in the first quarter of 2006, and increased $4.7 billion, or 7 percent, compared with $65.0 billion in the linked quarter. Average deposits grew from the prior year quarter primarily as a result of an increase in money market, noninterest-bearing demand deposits, retail certificates of deposit and the impact of the Mercantile acquisition. Average deposits compared with the prior quarter increased primarily as a result of the Mercantile acquisition. Average demand and other noninterest-bearing deposits increased $1.8 billion, or 13 percent, compared with the prior year quarter largely as a result of the impact of the Mercantile acquisition and Midland Loan Services. These deposits increased $980 million, or 7 percent, versus the linked quarter, largely as a result of Mercantile.

PNC’s Tier 1 risk-based capital ratio was an estimated 8.6 percent at March 31, 2007, compared with 8.8 percent at March 31, 2006 and 10.4 percent at December 31, 2006. PNC issued approximately 52.8 million shares of common stock and paid Mercantile shareholders and option holders approximately $2.1 billion in cash at closing of the acquisition in March, which was the primary reason for the decline in our Tier 1 risk-based capital ratio.

The company repurchased 1.4 million common shares during the first quarter under its current common stock repurchase program. The board has authorized a repurchase of up to 20 million shares of common stock, of which approximately 13.1 million remained at the end of the first quarter.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 8

ASSET QUALITY REVIEW

Overall asset quality remained very strong as the company continued to focus on lending that meets prudent risk-adjusted parameters. The provision for credit losses for the first quarter of 2007 was $8 million, compared with $22 million in the first quarter of 2006 and $42 million in the fourth quarter of 2006. The decrease in the provision compared with the quarters of comparison was primarily the result of improving asset quality.

Net charge-offs for the first quarter of 2007 were $36 million, or .27 percent of average loans, compared with net charge-offs of $18 million, or .15 percent, for the first quarter of 2006 and net charge-offs of $45 million, or .36 percent, for the linked quarter.

Nonperforming assets at March 31, 2007 decreased $2 million, or 1 percent, compared with the balance at March 31, 2006 and increased $33 million, or 19 percent, compared with December 31, 2006. The acquisition of Mercantile added $35 million of nonperforming assets as of March 31, 2007.

CONSOLIDATED FINANCIAL HIGHLIGHTS

The Consolidated Financial Highlights section of this news release includes adjusted results for the first quarters of 2007 and 2006 and the fourth quarter of 2006 illustrating the impact of certain items, including the gain recognized in connection with PNC’s transfer of BlackRock shares to satisfy a portion of our 2002 BlackRock LTIP obligation, the net mark-to-market adjustments on our remaining BlackRock LTIP shares obligation, acquisition integration costs related to Mercantile and BlackRock’s MLIM transaction, and PFPC distribution/out-of-pocket revenue and related offsetting expense. In addition, adjusted results for the first quarter of 2006 reflect the impact of the deconsolidation of BlackRock by adjusting as if we had applied the equity method of accounting for all periods presented. This section also includes a reconciliation of these adjusted amounts to net income, certain components of net income, diluted earnings per share and selected ratios as reported under GAAP, and to GAAP condensed, consolidated income statements. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of certain significant items on our GAAP results for these periods. The absence of other adjusted amounts for periods discussed in this news release is not intended to imply that there could not have been other similar types of adjustments for these periods, but any such adjustments would not have been similar in magnitude to the amount of the adjustments shown.

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PNC Reports First Quarter Diluted EPS of $1.46 – Page 9

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 or (706) 643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international); enter conference ID 3480532.

In addition, Internet access to the call (listen only) and to PNC’s first quarter 2007 earnings release and supplemental financial information will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Grows First Quarter EPS to $1.46 – Page 10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2006, including in the Risk Factors and Risk Management sections of that report, and in our other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com under “About PNC – Investor Relations – Financial Information.”

•

Our business and operating results are affected by business and economic conditions generally or specifically in the principal markets in which we do business. We are affected by changes in our customers’ and counterparties’ financial performance, as well as changes in customer preferences and behavior, including as a result of changing business and economic conditions.

•

The value of our assets and liabilities, as well as our overall financial performance, are also affected by changes in interest rates or in valuations in the debt and equity markets. Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates, can affect our activities and financial results.

•

Our operating results are affected by our liability to provide shares of BlackRock common stock to help fund BlackRock Long-Term Incentive Plan (“LTIP”) programs, as our LTIP liability is adjusted quarterly (“marked-to-market”) based on changes in BlackRock’s common stock price and the number of remaining committed shares, and we recognize gain or loss on such shares at such times as shares are transferred for payouts under the LTIP programs.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•	Our ability to implement our business initiatives and strategies, including the final phases of our One PNC initiative, could affect our financial performance over the next several years.

•

Our ability to grow successfully through acquisitions is impacted by a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. These uncertainties continue to be present with respect to the integration of Mercantile Bankshares Corporation.

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PNC Grows First Quarter EPS to $1.46 – Page 11

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance and capital management techniques.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and financial and capital markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s 2006 Form 10-K, including in the Risk Factors section, and in BlackRock’s other filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

In addition, we grow our business from time to time by acquiring other financial services companies, such as our recent acquisition of Mercantile Bankshares. Acquisitions in general present us with risks other than those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues.

[TABULAR MATERIAL FOLLOWS]

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Three months ended	March 31, 2007		March 31, 2006		Change
Dollars in millions, except per share data	As Reported	As Adjusted (a)	As Reported	As Adjusted (b)	As Reported	As Adjusted
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (d)	$629	$629	$563	$560	12%	12%
Noninterest income
Asset management	165	167	461	128	(64)%	30%
Other	918	760	724	666	27%	14%

Total noninterest income	1,083	927	1,185	794	(9)%	17%

Total revenue	$1,712	$1,556	$1,748	$1,354	(2)%	15%

Noninterest expense	$1,036	$919	$1,162	$828	(11)%	11%

Net income	$459	$434	$354	$357	30%	22%

Diluted earnings per common share	$1.46	$1.38	$1.19	$1.20
Cash dividends declared per common share	$.55	$.55	$.50	$.50

SELECTED RATIOS (e)
Net interest margin	2.95%	2.95%	2.95%	2.95%
Noninterest income to total revenue (f)	63	60	68	59
Efficiency (g)	61	59	67	61
Operating leverage	9	4
Return on:
Average common shareholders’ equity	15.59%	14.74%	16.67%	16.81%
Average assets	1.73	1.64	1.56	1.57

Three months ended	December 31, 2006
Dollars in millions, except per share data	As Reported	As Adjusted (c)
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (d)	$571	$571
Noninterest income
Asset management	149	159
Other	820	768

Total noninterest income	969	927

Total revenue	$1,540	$1,498

Noninterest expense	$969	$905

Net income	$376	$391

Diluted earnings per common share	$1.27	$1.32
Cash dividends declared per common share	$.55	$.55

SELECTED RATIOS (e)
Net interest margin	2.88%	2.88%
Noninterest income to total revenue (f)	63	62
Efficiency (g)	63	61
Return on:
Average common shareholders’ equity	13.82%	14.36%
Average assets	1.51	1.57

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Amounts adjusted to exclude the impact of (1) the gain recognized in connection with the transfer of BlackRock shares to satisfy a portion of our 2002 BlackRock LTIP shares obligation, (2) the net mark-to-market adjustment on our remaining BlackRock LTIP shares obligation, (3) integration costs related to the Mercantile acquisition and BlackRock/MLIM transaction, and (4) the PFPC distribution/out-of-pocket revenue and expense primarily associated with pooled investment fund accounts. See pages 13, 14 and 16 for additional information.
(b)	Amounts adjusted as if we had recorded our investment in BlackRock on the equity method for the first quarter of 2006 and to exclude the impact of (1) PNC’s portion of BlackRock/MLIM transaction integration costs, and (2) the PFPC distribution/out-of- pocket revenue and expense primarily associated with pooled fund accounts. See pages 13 and 14 for additional information.
(c)	Amounts adjusted to exclude the impact of (1) PNC’s portion of the BlackRock/MLIM transaction integration costs, (2) the net mark-to-market adjustment on our BlackRock LTIP shares obligation, and (3) the PFPC distribution/out-of-pocket revenue and expense primarily associated with pooled investment fund accounts. See pages 13 and 14 for additional information.
(d)	Reconciliations of net interest income on a GAAP basis to taxable-equivalent net interest income are provided on page 14.
(e)	Reconciliations of ratios from the “As Reported” (GAAP) basis to the “As Adjusted” basis are provided on page 13.
(f)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income. Noninterest income for the first quarter of 2006 included the impact of BlackRock on a consolidated basis, primarily consisting of asset management fees. First quarter 2007 and fourth quarter 2006 noninterest income reflected income from our equity investment in BlackRock included in the “Asset management” line item.
(g)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATION OF “AS REPORTED” (GAAP) NET INCOME, DILUTED EPS

AND SELECTED RATIOS TO “AS ADJUSTED” AMOUNTS

Three months ended

Dollars in millions, except per share data

	March 31, 2007			March 31, 2006
	Adjustments, Pretax	Net Income	Diluted EPS Impact	Adjustments, Pretax	Net Income	Diluted EPS Impact
Net income, as reported		$459	$1.46		$354	$1.19
Adjustments:
Gain related to transfer of BlackRock shares for LTIP	$(82)	(53)	(.17)
Loss from the net mark-to-market adjustment on BlackRock LTIP shares obligation	30	20	.06
Integration costs (a)	13	8	.03	$6	3.01

Net income, as adjusted		$434	$1.38		$357	$1.20

	December 31, 2006
	Adjustments, Pretax	Net Income	Diluted EPS Impact
Net income, as reported		$376	$1.27
Adjustments:
Loss from the net mark-to-market adjustment on BlackRock LTIP shares obligation	$12	7	.02
Integration costs (a)	10	8	.03

Net income, as adjusted		$391	$1.32

(a)	First quarter of 2007 includes both Mercantile acquisition integration costs and BlackRock/MLIM transaction integration costs. BlackRock/MLIM transaction integration costs recognized by PNC for the first quarter of 2007 and the fourth quarter of 2006 were included in noninterest income as a negative component of the “Asset management” line item, which includes the impact of our equity earnings from our investment in BlackRock. The first quarter of 2006 BlackRock/MLIM transaction integration costs were included in noninterest expense.

SELECTED RATIOS

Three months ended	March 31 2007	December 31 2006	March 31 2006
Noninterest income to total revenue, as reported	63%	63%	68%
Pretax impact of adjustments	(3)	(1)	(9)

Noninterest income to total revenue, as adjusted	60%	62%	59%

Efficiency, as reported	61%	63%	67%
Pretax impact of adjustments	(2)	(2)	(6)

Efficiency, as adjusted	59%	61%	61%

Operating leverage, as reported	9%
Pretax impact of adjustments	(5)

Operating leverage, as adjusted	4%

Return on:
Average common shareholders’ equity, as reported	15.59%	13.82%	16.67%
After-tax impact of adjustments	(.85)	.54	.14

Average common shareholders’ equity, as adjusted	14.74%	14.36%	16.81%

Average assets, as reported	1.73%	1.51%	1.56%
After-tax impact of adjustments	(.09)	.06	.01

Average assets, as adjusted	1.64%	1.57%	1.57%

The tables above represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for certain specified items.

We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these items on our results for the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which these items are not indicative of our ongoing operations as the result of our management activities on those operations, as a result of the attributes noted on page 14.

Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, our GAAP results. Our 2006 Form 10-K includes additional information regarding our accounting for the BlackRock/MLIM transaction and the BlackRock LTIP shares obligation, and regarding the PFPC distribution/out-of-pocket revenue and expense.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATION OF “AS REPORTED” (GAAP) CONDENSED CONSOLIDATED

INCOME STATEMENT TO “AS ADJUSTED” AMOUNTS

Three months ended	March 31, 2007			March 31, 2006
In millions	As Reported	Adjustments	As Adjusted (a)	As Reported	Adjustments	As Adjusted (b)
Net interest income	$623		$623	$556	$(3)	$553
Provision for credit losses	8		8	22		22
Noninterest income	1,083	$(156)	927	1,185	(391)	794
Noninterest expense	1,036	(117)	919	1,162	(334)	828

Income before minority interest and income taxes	662	(39)	623	557	(60)	497
Minority interest in income of BlackRock				22	(22)
Income taxes	203	(14)	189	181	(41)	140

Net income	$459	$(25)	$434	$354	$3	$357

Three months ended	December 31, 2006
In millions	As Reported	Adjustments	As Adjusted (c)
Net interest income	$566		$566
Provision for credit losses	42		42
Noninterest income	969	$(42)	927
Noninterest expense	969	(64)	905

Income before income taxes	524	22	546
Income taxes	148	7	155

Net income	$376	$15	$391

(a)	Amounts adjusted to exclude the following pretax items: (1) the gain of $82 million recognized in connection with PNC’s transfer of BlackRock shares to satisfy a portion of our 2002 LTIP shares obligation, (2) the net mark-to-market adjustment totaling $30 million on our remaining BlackRock LTIP shares obligation, (3) Mercantile acquisition and BlackRock/MLIM transaction integration costs totaling $13 million, and (4) PFPC distribution/out-of-pocket revenue and expense primarily associated with pooled investment fund accounts totaling $106 million.

We believe that information as adjusted for the impact of these items may be useful due to the extent to which these items are not indicative of our ongoing operations as the result of our management activities. Integration costs can vary significantly from period to period depending on whether or not we have any such transaction pending or in process and depending on the size and nature of the transaction. The PFPC distribution/out-of-pocket revenue and expense are marketing, sales and servicing fees that we collect from pooled investment fund accounts (as revenue) and pass along to our fund clients (as expense), without any impact on our operating income. Our BlackRock LTIP shares obligation results from an agreement entered into in 2002 and predominantly reflects the market price of BlackRock stock at specified times.

(b)	Amounts adjusted as if we had recorded our investment in BlackRock on the equity method and to exclude PNC’s portion of BlackRock/MLIM transaction integration costs of $6 million before taxes. Also excluded are PFPC distribution/out-of-pocket revenue and expense primarily associated with pooled investment fund accounts totaling $37 million.

We believe that providing amounts adjusted as if we had recorded our investment in BlackRock on the equity method for all periods presented provides a basis of comparability for the impact of the BlackRock deconsolidation given the magnitude of the impact of deconsolidation on various components of our income statement and balance sheet.

(c)	Amounts adjusted to exclude the following pretax items: (1) PNC’s portion of the BlackRock/MLIM transaction integration costs of $10 million, (2) the loss from the net mark-to-market adjustment on our BlackRock LTIP shares obligation of $12 million, and (3) PFPC distribution/out-of-pocket revenue and expense primarily associated with pooled investment fund accounts totaling $64 million.

TAXABLE-EQUIVALENT NET INTEREST INCOME

The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all earning assets, we also provide revenue on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis:

	Three months ended
In millions	March 31 2007	December 31 2006	March 31 2006
Net interest income, GAAP basis	$623	$566	$556
Taxable-equivalent adjustment	6	5	7

Net interest income, taxable-equivalent basis	$629	$571	$563

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
In millions	March 31 2007	December 31 2006	March 31 2006
BUSINESS EARNINGS SUMMARY (a) (c)
Retail Banking (b)	$201	$184	$190
Corporate & Institutional Banking (b)	132	126	102
PFPC	31	31	27
Other, including BlackRock (b) (c)	95	35	35

Total consolidated net income (d)	$459	$376	$354

(a)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to conform with the current period presentation.
(b)	Includes amounts related to Mercantile for the first quarter of 2007, beginning with the Mercantile acquisition closing on March 2, 2007.
(c)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our Quarterly Report on Form 10-Q for the first quarter of 2007 will provide additional business segment disclosures for BlackRock.
(d)	See pages 12-14.

Dollars in millions, except per share data	March 31 2007	December 31 2006	March 31 2006
BALANCE SHEET DATA
Assets	$122,563	$101,820	$93,257
Loans, net of unearned income	62,925	50,105	49,521
Allowance for loan and lease losses	690	560	597
Securities	26,475	23,191	21,529
Loans held for sale	2,382	2,366	2,266
Goodwill and other intangibles	8,668	4,043	4,482
Equity investments	5,408	5,330	1,387
Deposits	77,367	66,301	60,899
Borrowed funds	20,456	15,028	16,440
Shareholders’ equity	14,739	10,788	8,781
Common shareholders’ equity	14,732	10,781	8,774
Book value per common share	42.63	36.80	29.70
Common shares outstanding (millions)	346	293	295
Loans to deposits	81%	76%	81%

ASSETS ADMINISTERED (billions)
Managed (a)	$76	$54	$504
Nondiscretionary	111	86	87

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$822	$837	$750
Custody assets	435	427	383

CAPITAL RATIOS
Tier 1 risk-based (b)	8.6%	10.4%	8.8%
Total risk-based (b)	12.2	13.5	12.5
Leverage (b)	8.7	9.3	7.6
Tangible common equity (c)	5.8	7.4	5.2
Common shareholders’ equity to assets	12.0	10.6	9.4

ASSET QUALITY RATIOS
Nonperforming loans to total loans	.28%	.29%	.37%
Nonperforming assets to total loans and foreclosed assets	.32	.34	.42
Nonperforming assets to total assets	.17	.17	.22
Net charge-offs to average loans (for the three months ended)	.27	.36	.15
Allowance for loan and lease losses to loans	1.10	1.12	1.21
Allowance for loan and lease losses to nonperforming loans	388	381	328

(a)	Our assets under management at March 31, 2007 and December 31, 2006 do not include BlackRock’s assets under management as we deconsolidated BlackRock effective September 29, 2006. Excluding the impact of BlackRock, our assets under management (consisting of Retail Banking assets under management) totaled $50 billion at March 31, 2006.
(b)	The ratios for March 31, 2007 are estimated and include Mercantile.
(c)	Common shareholders’ equity less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights).

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Impact of Mercantile Acquisition

In millions

Income Statement Data

For the three months ended March 31, 2007	PNC Excluding Mercantile	Mercantile (a) (b)	PNC As Reported
Net interest income, GAAP basis	$577	$46	$623
Provision for credit losses	8		8
Noninterest income	1,064	19	1,083
Noninterest expense	996	40	1,036
Income taxes	194	9	203
Net income	443	16	459

Diluted earnings (loss) per share impact	$1.48	$(.02)	$1.46

Period-end Balance Sheet Data

At March 31, 2007	PNC Excluding Mercantile	Mercantile	PNC As Reported
Loans, net of unearned income
Commercial	$20,874	$2,648	$23,522
Commercial real estate	3,515	5,857	9,372
Consumer	16,348	1,640	17,988
Residential mortgages	6,856	2,302	9,158
Other, including total unearned income (c)	2,876	9	2,885

Total loans, net of unearned income	$50,469	$12,456	$62,925

Total securities available for sale	$23,253	$3,222	$26,475

Total assets	$100,790	$21,773	$122,563

Deposits
Interest-bearing	$49,665	$9,511	$59,176
Noninterest-bearing	15,020	3,171	18,191

Total deposits	$64,685	$12,682	$77,367

Average Balance Sheet Data

For the three months ended March 31, 2007	PNC Excluding Mercantile	Mercantile (b)	PNC As Reported
Average loans, net of unearned income
Commercial	$20,558	$921	$21,479
Commercial real estate	3,468	2,010	5,478
Consumer	16,297	568	16,865
Residential mortgages	6,379	794	7,173
Other, including total unearned income (c)	3,056	5	3,061

Total average loans, net of unearned income	$49,758	$4,298	$54,056

Average deposits
Interest-bearing	$50,607	$3,260	$53,867
Noninterest-bearing	14,740	1,067	15,807

Total average deposits	$65,347	$4,327	$69,674

(a)	Amounts include the acquisition funding costs and the related purchase accounting adjustments. The per share adjustment reflects the dilutive impact of approximately 53 million additional PNC common shares issued to acquire Mercantile.
(b)	Mercantile activity is from the closing on March 2, 2007 through March 31, 2007.
(c)	Includes lease financing.